Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Omnibus Incentive Plan and 2021 Employee Share Purchase Plan of Robinhood Markets, Inc. of our report dated February 27, 2024, with respect to the consolidated financial statements of Robinhood Markets, Inc. and the effectiveness of internal control over financial reporting of Robinhood Markets, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 27, 2024